SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 28, 2018 (December 21, 2018)

TRUETT-HURST, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35973	46-1561499
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle, Healdsburg, CA 95448

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (707) 431.4423

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2018, our subsidiary, H.D.D. LLC (the “LLC”, and together with Truett-Hurst, Inc., the “Company”, “we”, “our” or “us”), entered into a Master Loan and Membership Agreement and a Supplemental Loan Agreement (the “Agreement”) with American AgCredit, FLCA (the “Lender”), dated December 17, 2018. In connection with and pursuant to the terms and conditions of the Agreement, the LLC received the following notes from the Lender (the Master Loan and Membership Agreement, Supplemental Loan Agreement, the Promissory Notes, Security Agreements, and any and all other agreements, instruments and documents executed by the Company and/or the Lender related to the Agreement or the notes, collectively, the “Loan Documents”, and the transactions reflected by the Loan Documents, the “American AgCredit Loan”):

•	$3,000,000 Revolving Line of Credit Note. The LLC received an asset-based revolving line of credit note from the Lender in the principal amount of up to $3,000,000 which expires on December 31, 2020 and is to be used for general operating purposes. All outstanding principal and interest under such line of credit is due on or before December 31, 2020. Amounts repaid by us to the Lender thereunder prior to December 31, 2020 may be reborrowed. The aggregate principal balance outstanding pursuant to such line of credit bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.25% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes.

•	$695,500 Equipment Loan. The LLC received a working capital loan for the primary purpose of reimbursement of working capital. All outstanding principal and interest under this loan is due on or before December 1, 2028. The aggregate principal balance outstanding pursuant to such loan bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.75% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes.

•	$4,500,000 Real Estate Note. The LLC received a working capital loan for the primary purpose of reimbursement of working capital. All outstanding principal and interest under this loan is due on or before March 1, 2044. The aggregate principal balance outstanding pursuant to such loan bears interest at the Association Variable Rate equal to the Association Reference Rate (the rate announced from time to time by the Lender) plus the Applicable Margin (the Lender has a differential interest rate program calculated by adding a certain spread). The initial interest per annum rate is 5.75% but is subject to change whenever the Association Reference Rate or the Applicable Margin changes.

The Loan Documents contain usual and customary covenants, financial covenants, including, without limitation, a debt service coverage ratio (measured quarterly), maximum leverage ratio (measured quarterly), and maximum net loss for the fiscal year ended 2019.

In connection with the American AgCredit Loan, we entered into security agreements pursuant to which we granted to American AgCredit a senior security interest of first priority in all of our personal property.

In addition, certain of our existing owners, as well as certain trusts and other entities under their respective control, entered into certain guarantee agreements in connection with all of our loans and obligations owing to American AgCredit. The guarantors (the “Guarantors”) are Truett-Hurst, Inc, the Dolan 2005 Family Trust u/a/d 24 August 2005 (the “Dolan 2005 Trust”), a member of the LLC, Heath E. Dolan, a member of the LLC, the Dolan 2003 Family Trust u/a/d 5 June 2003 (the “Dolan 2003” Trust), a member of the LLC, Paul E. Dolan, III, a member of the LLC and director and Chief Executive Officer of Truett-Hurst, Inc. and trustee of the Dolan 2003 Trust, the Hurst Family Trust u/a/d 1 August 2004 (the “Hurst Trust”), a member of the LLC, Phillip L. Hurst, director of Truett-Hurst, Inc. and a co-trustee of the Hurst Trust. Each of the Guarantors entered into a Limited Guaranty pursuant to which such Guarantor, guarantees the full payment to American AgCredit of all sums presently due and owing and all sums which shall in the future become due and owing to American AgCredit from us.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Company’s next quarterly report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst, Inc.

By:	/s/ Karen Weaver
Karen Weaver
Chief Financial Officer
Date: December 28, 2018